EXHIBIT 99.1

Hooker Furniture Reports Double-Digit Sales and Profit Gains for Second Quarter

MARTINSVILLE, Va., Sept. 07, 2017 (GLOBE NEWSWIRE) -- Hooker Furniture (NASDAQ:HOFT) today reported consolidated net sales of $156.3 million and net income of $7.8 million, or $0.67 per diluted share, for its fiscal 2018 second quarter ended July 30, 2017.

Net sales increased $20.1 million, or 14.8%, from the comparable prior year quarter. Earnings per diluted share increased 46% from $0.46 in the comparable prior year quarter.

For the fiscal 2018 first-half, consolidated net sales were $287 million with net income of $12.5 million, or $1.08 per diluted share. Net sales increased $29.2 million or 11.3% compared to last year’s first half. Earnings per diluted share increased 59% from $0.68 in the prior year first half.

“We’re very pleased to have achieved an almost 15% increase in consolidated sales this quarter, with sales up in all segments and in 8 of our 10 business units,” said Paul B. Toms Jr., chairman and chief executive officer. “The strong performance was particularly gratifying considering the second quarter is traditionally the softest of the year in the home furnishings industry. Our sales and income gains validate our strategy of focusing on emerging and winning channels of distribution,” he said. “Our channel-focused strategy to grow sales is producing significant revenue momentum in our Home Meridian segment, and beginning to have a positive impact on our legacy business as well.”

Operating profitability improved across all segments on the strength of higher sales, and was up over 43% on a consolidated basis.

Segment Reporting: Hooker Casegoods

“It is rewarding to see shipments beginning to grow again at Hooker Casegoods,” said Toms, noting that sales increased approximately 4% for the quarter and 2% for the first half. “Orders and backlogs are out-pacing shipments, with orders up 9% year-to-date and our backlog up over 25% at quarter-end, as we enter the historically strong fall selling season at retail.”

Mike Delgatti, president of Hooker Legacy Brands, which includes Hooker Casegoods, Hooker Upholstery, Bradington-Young and Sam Moore, said the uptick is driven by several factors. “We’re realizing the benefits of successful product introductions for casegoods the last two furniture markets,” he said. “In addition, our focus on emerging channels is beginning to positively impact casegoods sales, along with our emphasis on key accounts, which are best-in-class retailers within the traditional furniture store channel,” he said.

On the profitability side, “We were gratified to post a double-digit operating profit margin for the fifth quarter in a row, with Hooker Casegoods achieving an 11.5% operating income margin,” Toms said.

Segment Reporting: Home Meridian

The Home Meridian segment led the consolidated net sales increase with a 20% improvement in net sales for the quarter and a 17% increase for the fiscal first half, driven by higher sales to mega, e-commerce and emerging channel accounts. “Operating profit for the quarter more than doubled from last year, as measures we put in place earlier in the year to improve operating profit have been successfully implemented,” said George Revington, chief operating officer of Hooker Furniture. He added that “the increase in sales and profits is due to several factors, most important of which is the continued focus on large, fast-growing customers in emerging channels. Based on demand, we feel the sales momentum will continue, as year-over-year backlog at quarter end was up 23%, and year-to-date orders were up 24%. HMI continues to adapt rapidly in addressing the fastest-growing retail channels, product categories and customers,” he said.

Segment Reporting: Upholstery

The Upholstery segment achieved a double-digit sales increase for the quarter and an upper single-digit increase for the first six months on the strength of robust sales increases in both the Hooker Upholstery and Bradington-Young divisions. Hooker Upholstery’s sales increase was driven by a better in-stock position, and Bradington-Young’s increase was driven by “dramatic growth in the luxury motion upholstery line,” said Delgatti.

Incoming orders for the Upholstery segment were up 5% at quarter-end, and the backlog was up 14%.

The Upholstery segment’s sales and operating profit performance was partially offset by net sales decreases at Sam Moore in both the quarter and six-month periods. However, “we are starting to see a positive turnaround in orders at Sam Moore. We saw a bit of improvement in July orders, but even better in August,” said Delgatti, adding that manufacturing efficiencies are also improving in that division.

Segment Reporting: “All Other”

While it is a small part of consolidated results, the All Other segment, composed of the H Contract line of senior living furnishings, reported 12% and 10% net sales increases for the second quarter and six month periods, respectively. Incoming orders for H Contract were up 20% for the six months, and the backlog was up over 7% at quarter end compared to last year.

Cash, Debt and Inventory

The Company finished the fiscal 2018 second quarter with $45.8 million in cash and cash equivalents and $44.7 million in acquisition-related debt from the Company’s acquisition of the Home Meridian business in the prior year first quarter. Additionally, $28.5 million was available on its $30.0 million revolving credit facility, net of $1.5 million reserved for standby letters of credit. Consolidated inventories stood at $82.0 million.

Outlook

“Given strong incoming orders and increased backlogs across all segments, we are encouraged about our momentum going into the fall season,” Toms said. “We do have some concern about reports of slower retail business, experienced across most channels recently, as well as lower housing starts. However, the positives outweigh the negatives, with a generally positive macro environment with a healthy stock market and strong employment and consumer confidence at historically high levels. Our expectation for the fall selling season and the balance of the year is optimistic.”

Also, in a separate announcement earlier today, the Company announced that it had reached a definitive agreement to acquire North Carolina-based Shenandoah Furniture, an upscale domestic upholstery manufacturer, for $40 million dollars. The $40 million purchase price consists of $32 million in cash, of which approximately $12 million is expected to be in the form of additional bank debt, along with $8 million in newly-issued Hooker Furniture Corporation common shares. The Company expects the acquisition to close during its fiscal 2018 third quarter which ends October 29, 2017, subject to among other things, third party consents and other customary closing conditions.

Dividends

On August 29, 2017, the Company’s board of directors declared a quarterly cash dividend of $0.12 per share, payable on September 29, 2017 to shareholders of record at September 15, 2017.

Conference Call Details

Hooker Furniture will present its fiscal 2018 second quarter results via teleconference and live internet web cast on Thursday afternoon, September 7, 2017, at 2:00 PM Eastern Time.  The dial-in number for domestic callers is 877-665-2466, and 678-894-3031 is the number for international callers.  The conference ID number is 72699129. The call will be simultaneously web cast and archived for replay on the Company's web site at www.hookerfurniture.com in the Investor Relations section.

Hooker Furniture Corporation, in its 93rd year of business, is a designer, marketer and importer of casegoods (wooden and metal furniture), leather furniture and fabric-upholstered furniture for the residential, hospitality and contract markets. The Company also domestically manufactures premium residential custom leather and custom fabric-upholstered furniture. It is ranked among the nation’s largest publicly traded furniture sources, based on 2016 shipments to U.S. retailers, according to a 2017 survey by a leading trade publication. Major casegoods product categories include home entertainment, home office, accent, dining, and bedroom furniture in the upper-medium price points sold under the Hooker Furniture brand.  Hooker’s residential upholstered seating product lines include Bradington-Young, a specialist in upscale motion and stationary leather furniture, Sam Moore Furniture, a specialist in upscale occasional chairs, settees, sofas and sectional seating with an emphasis on cover-to-frame customization, and Hooker Upholstery, imported upholstered furniture targeted at the upper-medium price-range.  The H Contract product line supplies upholstered seating and casegoods to upscale senior living facilities. The Home Meridian division addresses more moderate price points and channels of distribution not currently served by other Hooker Furniture divisions or brands. Home Meridian’s brands include Pulaski Furniture, specializing in casegoods covering the complete design spectrum in a wide range of bedroom, dining room, accent and display cabinets at medium price points, Samuel Lawrence Furniture, specializing in value-conscious offerings in bedroom, dining room, home office and youth furnishings, Prime Resources, value-conscious imported leather upholstered furniture, Right 2 Home, a supplier to internet furniture retailers, and Samuel Lawrence Hospitality, a designer and supplier of hotel furnishings. Hooker Furniture Corporation’s corporate offices and upholstery manufacturing facilities are located in Virginia and North Carolina, with showrooms in High Point, N.C. and Ho Chi Minh City, Vietnam. The company operates eight distribution centers in North Carolina, Virginia, California and Vietnam. Please visit our websites hookerfurniture.com, bradington-young.com, sammoore.com, hcontractfurniture.com, homemeridian.com, pulaskifurniture.com and slh-co.com.

Certain statements made in this release, other than those based on historical facts, may be forward-looking statements. Forward-looking statements reflect our reasonable judgment with respect to future events and typically can be identified by the use of forward-looking terminology such as “believes,” “expects,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “would,” “could”  or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy.  Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Those risks and uncertainties include but are not limited to: (1) general economic or business conditions, both domestically and internationally, and instability in the financial and credit markets, including their potential impact on our (i) sales and operating costs and access to financing or (ii) customers and suppliers and their ability to obtain financing or generate the cash necessary to conduct their respective businesses; (2) the risks specifically related to the concentrations of a material part of our of sales and accounts receivable in only a few customers; (3) achieving and managing growth and change, and the risks associated with new business lines, acquisitions, restructurings, strategic alliances and international operations; (4) risks associated with our reliance on offshore sourcing and the cost of imported goods, including fluctuation in the prices of purchased finished goods and transportation and warehousing costs; (5) adverse political acts or developments in, or affecting, the international markets from which we import products, including duties or tariffs imposed on those products by foreign governments or the U.S. government, including the implementation of a possible border-adjustment tax; (6) our ability to successfully implement our business plan to increase sales and improve financial performance; (7) changes in actuarial assumptions, the interest rate environment, the return on plan assets and future funding obligations related to the Home Meridian segment’s legacy Pension Plan, which can affect future funding obligations, costs and plan liabilities; (8) the possible impairment of our long-lived assets, which can result in reduced earnings and net worth; (9) the cost and difficulty of marketing and selling our products in foreign markets; (10) disruptions involving our vendors or the transportation and handling industries, particularly those affecting imported products from Vietnam and China, including customs issues, labor stoppages, strikes or slowdowns and the availability of shipping containers and cargo ships; (11) the interruption, inadequacy, security breaches or integration failure of our information systems or information technology infrastructure, related service providers or the internet; (12) disruptions affecting our Virginia, North Carolina or California warehouses, our Virginia or North Carolina administrative facilities or our representative offices in Vietnam and China; (13) when or whether our new business initiatives, meet growth and profitability targets; (14) price competition in the furniture industry; (15) changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of our imported products and raw materials; (16) the cyclical nature of the furniture industry, which is particularly sensitive to changes in consumer confidence, the amount of consumers’ income available for discretionary purchases, and the availability and terms of consumer credit; (17) risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices and availability of key raw materials, as well as changes in transportation, warehousing and domestic labor costs and environmental compliance and remediation costs; (18) risks associated with distribution through third-party retailers, such as non-binding dealership arrangements; (19) capital requirements and costs, including the servicing of our floating-rate term loans; (20) competition from non-traditional outlets, such as catalog and internet retailers and home improvement centers; (21) changes in consumer preferences, including increased demand for lower-quality, lower-priced furniture due to, among other things, declines in consumer confidence, amounts of discretionary income available for furniture purchases and the availability of consumer credit; and (22) higher than expected costs associated with product quality and safety, including regulatory compliance costs related to the sale of consumer products and costs related to defective or non-compliant products; (23) higher than expected employee medical and workers’ compensation costs that may increase the cost of our self-insured healthcare and workers compensation plans; and (24) other risks and uncertainties described under Part I, Item 1A. "Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2017. Any forward-looking statement that we make speaks only as of the date of that statement, and we undertake no obligation, except as required by law, to update any forward-looking statements whether as a result of new information, future events or otherwise and you should not expect us to do so.

Table I
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 30,	July 31,	July 30,	July 31,
	2017	2016	2017	2016

Net sales	$156,308	$136,163	$287,180	$257,994

Cost of sales	123,191	107,685	225,920	202,917

Gross profit	33,117	28,478	61,260	55,077

Selling and administrative expenses	20,989	19,441	41,690	40,385
Intangible asset amortization	333	813	667	2,467

Operating income	11,795	8,224	18,903	12,225

Other income, net	499	259	722	418
Interest expense, net	282	247	533	511

Income before income taxes	12,012	8,236	19,092	12,132

Income tax expense	4,234	2,887	6,568	4,284

Net income	$7,778	$5,349	$12,524	$7,848

Earnings per share
Basic	$0.67	$0.46	$1.08	$0.68
Diluted	$0.67	$0.46	$1.08	$0.68

Weighted average shares outstanding:
Basic	11,565	11,533	11,554	11,524
Diluted	11,593	11,554	11,587	11,548

Cash dividends declared per share	$0.12	$0.10	$0.24	$0.20

Table II
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 30,	July 31,	July 30,	July 31,
	2017	2016	2017	2016

Net Income	$7,778	$5,349	$12,524	$7,848
Other comprehensive income (loss):
Amortization of actuarial loss (gain)	15	(18)	31	(35)
Income tax effect on amortization	(6)	6	(11)	12
Adjustments to net periodic benefit cost	9	(12)	20	(23)

Total comprehensive Income	$7,787	$5,337	$12,544	$7,825

Table III
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

As of	July 30,	January 29,
	2017	2017
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$45,818	$39,792
Trade accounts receivable, net	75,371	92,578
Inventories	82,036	75,303
Prepaid expenses and other current assets	4,246	4,244
Total current assets	207,471	211,917
Property, plant and equipment, net	25,507	25,803
Cash surrender value of life insurance policies	23,178	22,366
Deferred taxes	6,019	7,264
Intangible assets	25,256	25,923
Goodwill	23,187	23,187
Other assets	2,241	2,236
Total non-current assets	105,388	106,779
Total assets	$312,859	$318,696

Liabilities and Shareholders’ Equity
Current liabilities
Current portion of term loan	$5,822	$5,817
Trade accounts payable	27,712	36,552
Accrued salaries, wages and benefits	7,049	8,394
Income tax accrual	953	4,323
Customer deposits	5,993	5,605
Other accrued expenses	3,288	3,369
Total current liabilities	50,817	64,060
Long term debt	38,858	41,772
Deferred compensation	11,041	10,849
Pension plan	3,008	3,499
Other long-term liabilities	793	589
Total long-term liabilities	53,700	56,709
Total liabilities	104,517	120,769

Shareholders’ equity
Common stock, no par value, 20,000 shares authorized,
11,590 and 11,563 shares issued and outstanding on each date	40,403	39,753
Retained earnings	167,434	157,688
Accumulated other comprehensive income	505	486
Total shareholders’ equity	208,342	197,927
Total liabilities and shareholders’ equity	$312,859	$318,696

Table IV
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
Unaudited

	Twenty-Six Weeks Ended
	July 30,	July 31,
	2017	2016
Operating Activities:
Net income	$12,524	$7,848
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	2,697	4,748
Gain on disposal of assets	(43)	(36)
Deferred income tax expense (benefit)	1,234	(1,875)
Noncash restricted stock and performance awards	951	832
Provision for doubtful accounts	173	(506)
Changes in assets and liabilities:
Trade accounts receivable	17,034	10,078
Inventories	(6,732)	4,458
Gain on life insurance policies	(478)	(541)
Prepaid expenses and other current assets	185	109
Trade accounts payable	(9,283)	(2,474)
Accrued salaries, wages, and benefits	(1,559)	(1,451)
Accrued income taxes	(3,371)	2,032
Customer deposits	388	2,304
Other accrued expenses	313	(1,380)
Deferred compensation	(355)	(51)
Other long-term liabilities	207	6
Net cash provided by operating activities	$13,885	$24,101

Investing Activities:
Acquisition of Home Meridian	$-	$(86,062)
Purchases of property and equipment	(1,665)	(1,160)
Proceeds received on notes from sale of assets	63	96
Proceeds from life insurance premiums	-	644
Premiums paid on life insurance policies	(550)	(594)
Net cash used in investing activities	(2,152)	(87,076)

Financing Activities:
Proceeds from long-term debt	$-	$60,000
Payments for long-term debt	(2,929)	(9,361)
Debt issuance cost	-	(165)
Cash dividends paid	(2,778)	(2,310)
Net cash (used in) provided by financing activities	(5,707)	48,164

Net increase (decrease) in cash and cash equivalents	6,026	(14,811)
Cash and cash equivalents - beginning of year	39,792	53,922
Cash and cash equivalents - end of quarter	$45,818	$39,111

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$8,705	$4,120
Cash paid for interest, net	489	391
Non-cash transactions:
Acquisition cost paid in common stock	$-	$20,267
Increase in property and equipment through accrued purchases	50	54

Table V
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
NET SALES AND OPERATING INCOME BY SEGMENT
(In thousands)
Unaudited

	Thirteen Weeks Ended				Twenty-Six Weeks Ended
	July 30,		July 31,		July 30,		July 31,
	2017		2016		2017		2016
		% Net		% Net		% Net		% Net
Net Sales		Sales		Sales		Sales		Sales
Hooker Casegoods	$34,880	22.3%	$33,582	24.7%	$67,695	23.6%	$66,510	25.8%
Upholstery	22,364	14.3%	19,847	14.6%	44,546	15.5%	41,740	16.2%
Home Meridian	96,403	61.7%	80,362	59.0%	170,105	59.2%	145,338	56.3%
All other	2,661	1.7%	2,372	1.7%	4,834	1.7%	4,406	1.7%
Intercompany eliminations	-		-				-
Consolidated	$156,308	100%	$136,163	100%	$287,180	100%	$257,994	100%

Operating Income
Hooker Casegoods	$3,999	11.5%	$4,341	12.9%	$7,928	11.7%	$6,422	9.7%
Upholstery	2,314	10.3%	1,316	6.6%	4,608	10.3%	3,078	7.4%
Home Meridian	5,235	5.4%	2,365	2.9%	6,051	3.6%	2,453	1.7%
All other	246	9.2%	198	8.4%	313	6.5%	265	6.0%
Intercompany eliminations	1		4		3		7
Consolidated	$11,795	7.5%	$8,224	6.0%	$18,903	6.6%	$12,225	4.7%

For more information, contact:
Paul B. Toms Jr.
Chairman and Chief Executive Officer
Phone: (276) 632-2133, or
Paul A. Huckfeldt, Senior Vice President, Finance & Accounting & Chief Financial Officer
Phone: (276) 666-3949